CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into by and between DiamiR Biosciences Corp. (the "Company"), and the undersigned individual (hereinafter "Chief Financial Officer," "CFO" or, interchangeably, "Consultant") as of August 22, 2022 ("Commencement Date").

In consideration of the mutual promises contained herein, the parties hereto agree as follows.

SECTION 1: SERVING AS CHIEF FINANCIAL OFFICER

1.1 Services. CFO[1] shall render advisory and consulting services to the Company in his area of expertise, advancing the Company's efforts aimed at capital raising, commercialization of molecular diagnostics products, and providing expert advice and execution assistance to the management of the Company (hereinafter Consultant's "Duties") as further described in Appendix A. CFO shall consult with the Chief Executive Officer and the Board of Directors (the "Board") of the Company, and such other personnel as designated by them, with regard to Consultant's Duties.

1.2 Services for Others. CFO shall be free to represent or perform services for other parties during the term of this Agreement, provided that performance of such services does not interfere with Consultant's Duties under this Agreement. CFO represents that he is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Consultant and any third party. CFO further agrees (i) to adhere to the highest standards of business ethics and professionalism, (ii) to notify the Company in writing of any potential conflicts of interest as soon as such conflicts arise or are reasonably foreseeable and (iii) to disclose any such conflicts to any third party involved in such conflicts of interest as soon as such conflicts arise.

1.3 Time Commitment. The time committed by CFO hereunder (the "Time Commitment") should be sufficient to carry out Consultant's Duties as described in Appendix A.

1.4 Option and RSU Grant. CFO shall be granted an aggregate of 44,000 restricted stock units ("RSUs") and 140,000 options to purchase shares of the Company's common stock ("Options"), which shall be granted on the Commencement Date, at the fair market valuation at the time of grant, as determined by the Board, and shall vest in accordance with Appendix B; provided however, that CFO shall only be entitled to the RSUs and Options and vesting of same if this Agreement is not terminated on any such vesting date, and, except in the case of a termination for "Cause" (as defined herein), shall retain all vested awards as of the termination date as set forth on Appendix B.

Expenses. During the term of this Agreement, CFO shall bill and the Company shall reimburse CFO for all reasonable, documented with appropriate receipts out-of-pocket expenses, which are incurred in connection with the performance of the duties hereunder. Expenses exceeding $1,000 prior to and $5,000 after cumulative raise of $6M require pre-approval by the Board.

1.5 Term. This Agreement shall commence on the date set forth above and shall continue until terminated, provided that this Agreement may be terminated at any time by either party by 15-day written notice to the other party. This Agreement shall be terminable with immediate effect by the Company for Cause upon written notice to the Consultant. For purposes of this Agreement "Cause" shall mean (i) a material breach of the representations and warranties contained herein; (ii) the Consultant's gross negligence or intentional and willful misconduct; or (iii) the infringement of the intellectual property rights of a third party by Consultant.

1.6 Relationship - Independent Consultant. This Agreement shall not render CFO an employee, partner, agent of, or joint venturer with the Company for any purpose. CFO is and will remain an independent contractor in his relationship to the Company. CFO shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

1.7 No Assignment by Chief Financial Officer. This Agreement may not be assigned by CFO without the prior written consent of the Company.

SECTION 2: CONFIDENTIALITY AND OWNERSHIP

In consideration of Consultant's access to the premises of the Company and/or Consultant's access to certain Confidential Information of the Company, in connection with Consultant's business relationship with the Company, Consultant hereby represents and agrees as follows.

2.1 Confidential Information. For purposes of this Agreement, the term "Confidential Information" means:

(i) Any information that the Company possesses that has been created, discovered or developed by or for the Company, including that information developed by Consultant pursuant to this Agreement, or that has otherwise been made known to the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

(ii) Any information that is related to the business of the Company and is generally not known by non-Company personnel.

By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, algorithms, designs, schematics, works of authorship, inventions (whether or not patentable or registrable under copyright, mask works or similar laws and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, files, databases, code, programs, formats, marketing plans and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, names of advisors and consultants, characteristics and agreements. Without limiting the generality of the foregoing, Confidential Information specifically shall include all inventions developed by Consultant at the request of Company or based upon the technology of the Company during the term of this Agreement.

2.2 Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

(i) Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and the Consultant; or

(ii) Information received from a third party in rightful possession of such information who is not restricted from disclosing such information.

2.3 Documents. Consultant agrees that, without the express written consent of the Company, Consultant will not remove from the Company's premises, any notes, formulas, algorithms, programs, data, records, machines or any other documents or items that in any manner contain or constitute Confidential Information; nor will Consultant make reproductions or copies of same. In the event Consultant receives any such documents or items by personal delivery (including electronically) from any duly designated or authorized personnel of the Company, Consultant shall be deemed to have received the express written consent of the Company. In the event that Consultant receives any such documents or items, other than through personal delivery as described in the preceding sentence, Consultant agrees to inform the Company promptly of Consultant's possession of such documents or items. Consultant shall promptly return any such documents or items, along with any reproductions or copies, to the Company upon the Company's demand or upon termination of Consultant's services.

2.4 No Disclosure or Use. Consultant agrees that Consultant will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of Consultant's business relationship with the Company. Consultant further agrees that Consultant will

not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of Consultant's business relationship with the Company.

2.5 Ownership and Intellectual Property. Consultant agrees that all Confidential Information that results from work performed by Consultant for the Company ("Inventions") shall be the sole and exclusive property of the Company or its nominees, and Consultant will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including without limitation (a) patents, patent applications, and patent rights throughout the world; (b) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information throughout the world; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (e) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired (collectively, "IP Rights"). The Company and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Consultant further agrees (i) to assist the Company in every proper way to obtain and from time to time to enforce such IP Rights relating to Inventions, and (ii) to execute and deliver to the Company or its nominee upon request all such documents as the Company or its nominee may determine are necessary or appropriate, including assignments of inventions. Such documents may be necessary to: (a) vest in the Company or its nominee clear and marketable title in and to Inventions, (b) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions, or (c) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Consultant's obligations pursuant to this Section shall continue beyond the termination of Consultant's services for the Company, but the Company agrees to compensate Consultant after the termination of such services at a reasonable rate for time actually spent or expenses incurred by Consultant at the Company's request.

2.6 Press Releases and Presentations. Consultant agrees to submit to the Company a copy of any draft of any Press Release or Presentation containing information developed or disclosed in connection with Consultant's relationship to the Company with a reasonable advance notice to be approved at the sole discretion of the Chief Executive Officer of the Company or the Board. Notwithstanding any other provisions of this Agreement, Consultant shall not submit for publication or publish any Confidential Information (including without limitation any Inventions) without the express written permission of the Company.

2.7 Consultant Representations. Consultant hereby represents and warrants to Company that (i) Consultant has the right to enter into this Agreement, and (ii) that Consultant has all necessary proprietary rights to perform the Duties.

2.8 Indemnification. (a) Consultant hereby agrees to indemnify, defend and hold harmless Company, its officers, directors, employees, agents and shareholders, from and against any and all third party claims, actions, proceedings, liabilities or losses including, without limitation, reasonable attorneys' fees, arising from or based on: (i) a material breach of the representations and warranties contained herein; (ii) the Consultant's gross negligence or intentional and willful misconduct; or (iii) the infringement of the intellectual property rights of a third party by Consultant.

(b) Company hereby agrees to indemnify, defend and hold harmless Consultant, from and against any and all third party claims, actions, proceedings, liabilities or losses including, without limitation, reasonable attorneys' fees, arising from or based on CFO's discharge of his duties hereunder, except those claims, actions, proceedings, liabilities or losses that arise from CFO's (i) a material breach of the representations and warranties contained in Section 2.7 hereof; (ii) the Consultant's gross negligence or intentional and willful misconduct; or (iii) the infringement of the intellectual property rights of a third party by Consultant.

(c) The Company agrees that at such time that it secures directors and officers liability insurance, that it shall cover the CFO by its directors' and officers' insurance policies in the same manner as other executive officers[2] of the Company; provided, however, that Company shall have no obligation to secure such coverage.

2.9 Remedies. Consultant understands that, in the event Consultant fails to comply with the provisions of Section 2 of this Agreement, the Company will suffer irreparable damage that may not be compensated adequately by monetary damages. Accordingly, Consultant agrees that, in the event of Consultant's breach or threatened breach of the terms of Section 2, the Company shall be entitled to injunctive or other preliminary or equitable relief in addition to such other remedies as may be available to the Company for such breach or threatened breach, including damages.

SECTION 3: MISCELLANEOUS

3.1 Public Disclosure. CFO agrees that his engagement hereunder as CFO to the Company may be disclosed by the Company to the public orally and in writing, including but not limited to, on the Company's website, filings, press releases and publications.

3.2 Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity and any successor to the Company shall honor this Agreement in full.

3.3 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to its conflicts of law provisions, provided that matters affecting copyrights, patents, trademarks and patents will be governed by U.S. federal law.

3.4 Entire Agreement; Amendment; Waiver. This Agreement, including the Appendixes, expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. It is anticipated that the Agreement will be amended on or about January 1st, 2023 to define new Time Commitment (Section 1.3) and Compensation (Section 1.4) of the Consultant to reflect current development status of DiamiR diagnostic products.

3.5 Affiliated Companies. The term "Company" shall include any of the Company's subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

3.6 Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company: DiamiR Biosciences Corp.
Kira Sheinerman, Executive Director
11 Deer Park Drive, Suite 102G, Monmouth Junction, NJ 08852
Email: ksheinerman@diamirbio.com

If to Consultant:

Fred Knechtel
[redacted]

3.7 Restriction on Solicitation of Employees. Consultant agrees that Consultant will not, without written permission, during the term of this Agreement and for a period of two years immediately following Consultant's termination, directly or indirectly contact, solicit, interfere with or attempt to entice in any form, fashion or manner any employee of or consultant to the Company: (a) for the purpose of inducing that party to work with or for Consultant on a competing product or business; or (b) to terminate his/her employment or consulting relationship with the Company.

Consultant and the Company hereby accept and agree to the above terms and execute this Agreement as of August 19, 2022.

DIAMIR BIOSCIENCES CORP.:

By: ________________
(signature)

Name: ALIDAD MIRESKANDARI
(print name)

Title: Chief Executive Officer

Address: 11 Deer Park Drive, Suite 102G,
Monmouth Junction, NJ 08852

CONSULTANT:

By: Fred Knechtel
(signature)

Name: FRED KNECHTEL
(print name)

Title: Chief Financial Officer

Address: [redacted]

<u>APPENDIX A</u>

Consultant's Duties

- Work closely with the CEO, Board, and the rest of DiamiR team on day-to-day operations, including financial and administrative matters, Company presentations, models, internal and external meetings as necessary;

- Participate in interviewing and selecting an investment bank to assist the Company with a financing;

- Assist the CEO, Board, and the rest of DiamiR team, assuming a leading role in preparation of budget projections and assessing financial needs of the Company for achieving certain milestones;

- Lead selection of an audit firm and the audit process on behalf of the Company;

- Work with the CEO, Company's legal counsel and others on preparing, submitting, and amending based on SEC comments confidential S-1 registration filing;

- Support the CEO, Board, Company's legal counsel and the rest of DiamiR team on executing and closing of financing of at least $6M;

- Consult with the CEO, Board, Company's legal counsel and the rest of DiamiR team in preparing for and executing exit strategies, including public listing, sale, or change in control transaction.

- Assist in all reasonable matters requested by CEO or Board not listed above consistent with your role.

APPENDIX B

Equity Grant

140,000 Options granted upon the Commencement Date, with an exercise price of $7.01 per share, vesting upon the achievement of the following events (which may not necessarily occur in the following order):

9,000 Options vesting on the Commencement Date of August 22, 2022
3,250 Options vesting on the 22nd of every month for the following 12 months
20,000 Options vesting upon successful completion of the first audit
20,000 Options vesting upon first filing registration statement to register the Company's securities for trading, including a registration statement on Form S-1 in connection with an initial public offering or Form S-4 in connection with a business combination.
18,000 Options vesting upon receiving "no comments" letter from the SEC on final S-1
34,000 Options vesting upon completion of capital raise(s) by Company totaling at least $6M raise

All unvested Options shall immediately vest upon "change in control," which shall be defined as (a) the sale of more than fifty percent (50%) of the Company's outstanding capital stock, other than in connection with an underwritten public offering of the Company's securities, or (b) a merger (or similar transaction) following which the Company's shareholders immediately prior to such transaction no longer control a majority of the Company's or the surviving entity's voting stock.

In the event that the CFO is terminated by the Company without "Cause", his then vested options shall remain outstanding for the remainder of their respective terms but all unvested options shall be cancelled. In the event of a termination of Consultant by the Company for Cause (as defined in Section 1.5), all vested but unexercised options shall be immediately cancelled and any shares then owned by Consultant following exercise of any previously vested options shall be subject to repurchase by the Company at the exercise price paid by Consultant to Company for a period of 90 calendar days following such termination for Cause.

44,000 RSUs granted upon the Commencement Date, at a price per RSU of $7.01, and vesting in accordance with the following milestones:

Full immediate vesting of RSUs upon the earlier to occur of: (A) change in control (as defined above) or (B) the expiration of the lock-up following when the Company's shares underlying the RSUs are traded on one of the major stock exchanges, such as NASDAQ or similar, following public listing. Upon termination any unvested RSUs shall be cancelled.